Exhibit 99.4

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

Abstract 3509, 3550, 3551, 3557 and 3559

SCIENTIFIC DATA PRESENTED AT ASCO ANNUAL MEETING EVALUATING
ERBITUX® (CETUXIMAB) IN COMBINATION WITH CHEMOTHERAPY AS FIRST
LINE TREATMENT OF ADVANCED COLORECTAL CANCER

Atlanta, GA — June 5, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) today announced that data from five clinical trials for the investigational use of ERBITUX® (Cetuximab) as first line treatment of metastatic colorectal cancer in combination with various chemotherapies were presented here at the American Society of Clinical Oncology (ASCO) 42nd Annual Meeting in Atlanta, GA.

Investigators who conducted the studies presented the following data:

Abstract #3509

In an oral session, Allen Venook, M.D., Professor, Clinical Medicine, University of California, San Francisco, presented results from a Cancer and Leukemia Group B randomized clinical trial (CALGB-80203) of ERBITUX in the treatment of patients with previously untreated metastatic colorectal cancer. A total of 238 patients with untreated metastatic adenocarcinoma of the colon or rectum were enrolled in the study and received either chemotherapy (randomized between FOLFIRI or FOLFOX) or chemotherapy plus ERBITUX. The median follow-up for all patients was 16 months. The study was originally designed to enroll 2,200 patients and powered to determine whether ERBITUX conferred a survival benefit when added to chemotherapy. Enrollment was closed at 238 patients (representing only 11% of the intended power) to account for an evolving standard of care in the first line treatment of metastatic colorectal cancer, including the emergence of oxliplatin and bevacizumab as therapies in this setting.

The primary endpoint of the study was overall survival and secondary endpoints were response rate, progression free survival and toxicity. Response rate among patients treated with the combination of ERBITUX and chemotherapy was 52% (61/117) versus a response rate of 38% (46/121) (p = 0.029) for patients treated with chemotherapy alone. As the study was closed prematurely, the survival and progression free survival endpoints were not sufficiently powered to reach statistical significance. The most common grade 3 or greater toxicities observed in the treatment arms (ERBITUX plus FOLFIRI, ERBITUX plus FOLFOX, FOLFIRI alone, or FOLFOX alone) were diarrhea (22%, 14%, 15%, and 10%, respectively) and absolute neutrophil count (34%, 38%, 27%, and 36%, respectively).

Abstract #3550

In a poster session, Volker Heinemann, M.D., Ph.D., of the Ludwig-Maximilians University, Munich, Germany, presented preliminary results of a Phase II trial of ERBITUX, capecitabine (an oral fluoropyrimidine) and irinotecan (CCI) versus ERBITUX, capecitabine and oxaliplatin (CCO) as first line therapy for patients with metastatic colorectal cancer. Objective response rate was the primary endpoint of the study. A total of 92 patients were enrolled in the study; 52 were evaluable for efficacy and 74 were evaluable for toxicity. Response rate in the CCI arm was 41% (11/27) and 68% (17/51) (p=0.058) in the CCO arm. The most common Grade 3-4 toxicities observed in the CCI and the CCO-arms respectively were skin toxicity (19% vs 30%), leucopenia (11% vs 3%), diarrhea (19% vs 22%), neurotoxicity (3% vs 19%), nausea/vomiting (14% vs 16%), anemia (11% vs 0%) and pain (11% vs 5%). Overall grade 3 and 4 allergic reactions occurred in 4% and 3% of patients respectively, during the first adminstration of ERBITUX.

Abstract #3551

In a poster session, Markus Borner, M.D., of the Institute of Medical Oncology, Inselspital, Berne, Switzerland, presented preliminary results from a Swiss Group for Clinical Cancer Research randomized Phase II study of capecitabine and oxaliplatin with or without ERBITUX as first line treatment of patients with metastatic colorectal cancer. Objective response rate was the primary endpoint of the study. A total of 74 patients were recruited for the study and evaluable for preliminary response after follow up for at least nine weeks. Following a median of four treatment cycles, response rates were 43% (21/44) in the chemotherapy alone arm and 61% (23/44) in the combination ERBITUX and chemotherapy arm. The rate of disease control was 76% and 87% in the chemotherapy and chemotherapy plus ERBITUX arms, respectively. The most common grade 3 and 4 adverse reactions were diarrhea (6% vs 8%), thrombocytopenia (4% vs 1%), fatigue (1% vs 5%) and skin toxicity (0% vs 6%) in the chemotherapy and chemotherapy plus ERBITUX arms, respectively.

Abstract #3557

In a poster session, Shaker Dakhil, M.D., FACP, President, the Cancer Center of Kansas, presented preliminary results from a Phase II study of ERBITUX and FOLFOX6 as first-line therapy for metastatic colorectal cancer. The study was designed to evaluate the safety and efficacy of ERBITUX combined with FOLFOX6 in this setting. A total of 82 patients were enrolled in the study. To date, 6% of patients (4/67) evaluable for response had documented complete responses and 55% of patients (37/67) had documented partial responses. The most common grade 3 and 4 toxicities seen in greater than or equal to 5% of patients were neutropenia (44%), diarrhea (14%), rash (11%), nausea (6%), hypersensitivity (5%), acne (6%) and neurotoxicity (11%).

Abstract #3559

In a poster session, Giuseppe Colucci, M.D., Ph.D., Professor and Chairman, Oncologia Medica, Instituto Nazionale del Cancro, Bari, Italy, presented preliminary results from a Phase II study of FOLFOX-4 and ERBITUX in untreated patients with advanced colorectal cancer. Objective response rate was the primary endpoint of the study. A total of 70 patients with EGFR-

expressing metastatic disease were enrolled in the study. To date, 67 patients are evaluable for activity. Overall, investigators observed responses in 62.7% of evaluable patients, including complete responses in 4.5% of patients (3/67), partial responses in 58.2% of patients (39/67). Stable disease was observed in 31.3% of patients (21/67). Four patients (6%) had progressive disease. To date, seven patients (10.4%) have undergone surgery of their metastases, five for liver and two for lung. The most common grade 3 and 4 toxicities were acne-like rash (20%), diarrhea (7%), leucopenia (7%) and nausea/vomiting (6%). The study is ongoing.

About ERBITUX® (Cetuximab)

ERBITUX is an IgG1 monoclonal antibody (IgG1 MAb) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). EGFR is part of a signaling pathway that is linked to the growth, development, and survival of many human cancer cells.  In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation, resulting in multiple EGFR mediated anti-tumor effects. Additionally, as an IgG1 MAb, ERBITUX has shown in vitro to mediate the recruitment of the body’s immune system defenses to attack cancer cells (antibody-dependent cell-mediated cytotoxicity) in certain human tumor types. While the specific mechanism of ERBITUX’ anti-tumor effect(s) in vivo is unknown, the combination of these processes may contribute to the overall therapeutic effect of ERBITUX.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

ERBITUX is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy. The effectiveness of ERBITUX in EGFR-expressing mCRC cancer is based on objective response rates. Currently, no data are available in mCRC that demonstrate an improvement in disease-related symptoms or increased survival with ERBITUX.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information
Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy, characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. A 1-hour observation period is recommended following the ERBITUX infusion. Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and

ERBITUX as compared to none of 212 patients treated with radiation therapy alone. ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias.

Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after ERBITUX therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case of ILD reported in 796 patients with head and neck cancer receiving ERBITUX in clinical studies.

In clinical studies of ERBITUX, dermatologic toxicities, including acneform rash, skin drying and fissuring, and inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst) were reported. In 208 patients receiving ERBITUX + RT, acneform rash was reported in 87% (17% severe) as compared to 10% in 212 patients treated with radiation therapy alone (1% severe). In patients receiving ERBITUX alone, 76% (N=103) experienced acneform rash (1% severe). Severe (Grade 3/4) acneform rash was reported in 11% of 774 patients with metastatic colorectal cancer treated with ERBITUX. Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-am trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in 208 patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%), and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneform rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients receiving ERBITUX as a single agent (N=103) were acneform rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%).

The most common adverse events seen in patients receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneform rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About Colorectal Cancer

In the U.S., approximately 149,000 people will be diagnosed with cancer of the colon or rectum this year. Half of these patients have metastatic disease, or cancer that has spread to other organs, at the time of diagnosis. EGFR is expressed in up to 77.7 % of colorectal cancer tumors. Colorectal cancer is the third most common cancer in both men and women.(1)

About ImClone Systems

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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(1)           American Cancer Society: Cancer Facts and Figures 2006.
http://www.cancer.org/downloads/STT/CAFF2006PWSecured.pdf. Accessed 5/16/06.